Exhibit 99.77(c)

ITEM 77C

A special meeting of shareholders of VY® Fidelity® VIP Contrafund® Portfolio was held on August 9, 2016 to approve an Agreement and Plan of Reorganization by and between VY® Fidelity® VIP Contrafund® Portfolio and Voya Large Cap Growth Portfolio, providing for the reorganization of VY® Fidelity® VIP Contrafund® Portfolio with and into Voya Large Cap Growth Portfolio.

	Proposal		Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
VY® Fidelity® VIP Contrafund® Portfolio	1	*	6,204,946.560	98,163.804	817,402.736	7,120,513.100

* The proposal passed.

A special meeting of shareholders of VY® Fidelity® VIP Equity-Income Portfolio was held on August 9, 2016 to approve an Agreement and Plan of Reorganization by and between VY® Fidelity® VIP Equity-Income Portfolio and VY® Invesco Growth and Income Portfolio, providing for the reorganization of VY® Fidelity® VIP Equity-Income Portfolio with and into VY® Invesco Growth and Income Portfolio.

	Proposal		Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
VY® Fidelity® VIP Equity-Income Portfolio	1	*	460,273.620	2,960.100	67,315.480	530,549.200

* The proposal passed.

A special meeting of shareholders of VY® Fidelity® VIP Mid Cap Portfolio was held on August 9, 2016 to approve an Agreement and Plan of Reorganization by and between VY® Fidelity® VIP Mid Cap Portfolio and VY® T. Rowe Price Diversified Mid Cap Growth Portfolio, providing for the reorganization of VY® Fidelity® VIP Mid Cap Portfolio with and into VY® T. Rowe Price Diversified Mid Cap Growth Portfolio.

	Proposal		Shares voted for	Shares voted against or withheld	Shares abstained	Total Shares Voted
VY® Fidelity® VIP Mid Cap Portfolio	1	*	1,073,116.711	18,258.220	39,194.469	1,130,569.400

* The proposal passed.